FOR VALUE RECEIVED,             hereby sell, assign, and transfer unto                                                                                                                                                                           Units represented by the within Certificate, and do  hereby irrevocably  constitute and appoint                                                                             Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated , .

In Presence of

The transferability of the Units represented by this certificate is restricted. Such Units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such Units for any purposes, unless and to the extent such sale, transfer, hypothecation, or assignment is permitted by, and is completed in strict accordance with, applicable state and federal law and the terms and conditions set forth in the Operating Agreement and agreed to by each Member.

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The Units represented by this certificate may not be sold, offered for sale, or transferred in the absence of an effective registration under theapplicable state securities laws, or an opinion of counsel satisfactory to the company that such transaction is exempt from registration under applicable state securities laws.

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